Catalytica Energy Systems Reports Third Quarter Financial Results

GILBERT, AZ -- 11/10/2005 -- Catalytica Energy Systems, Inc. (NASDAQ: CESI), a provider of innovative emissions solutions for the power generation and transportation industries, today reported financial results for the third quarter and nine months ended September 30, 2005.

Total revenues for the third quarter of 2005 were $868,000, compared with total revenues of $1,942,000 in the same period of the prior year. Total costs and expenses for the quarter were $5,831,000, compared with $4,664,000 reported in the third quarter last year. Increased operating expenses in the most recent quarter resulted from $1,297,000 million in charges related to restructuring activities announced by the Company in September. Included in this amount were personnel-related expenses of $979,000 associated with workforce reductions and reorganization activities, and a one-time, non-cash impairment charge relating to equipment of $318,000 taken in connection with the Company's exit from its diesel retrofit business. The resulting net loss for the quarter was $4,852,000, or a loss of $0.27 per share, compared with a net loss of $2,696,000, or a loss of $0.15 per share, in the same quarter last year.

Total cash, cash equivalents and short-term investments (collectively referred to as "cash") used during the quarter was $3,610,000, compared with $3,203,000 used in the corresponding period of 2004, and included approximately $400,000 of restructuring-related payments. At September 30, 2005, the Company's cash position totaled $26,190,000.

"While our third quarter revenues continue to reflect the impact of limited orders earlier this year for SCR catalyst and management services, I am pleased to report that sales activity is gaining momentum under the direction of SCR-Tech's new management team," stated Rob Zack, president and CEO of Catalytica Energy Systems. "In addition to signing a new contract with AES during the summer, SCR-Tech has secured three additional cleaning and regeneration contracts with other utility customers totaling approximately $1.5 million, and is pursuing a growing pipeline of order prospects. Although we do not expect to realize the positive impact of recent orders and new prospects until next year, we are encouraged by the number of opportunities we see developing for this business, and believe we are well positioned to increase revenues related to SCR service activities in 2006.

The third quarter also marked a pivotal period for Catalytica Energy Systems in our ongoing efforts to balance successful execution on our long-term business goals with prudent capital management. We have implemented a number of strategic restructuring initiatives aimed at achieving a significant reduction in cash consumption by rationalizing our ongoing operations and prioritizing our R&D activities with a focus on core markets that we believe offer the greatest return on investment. In line with this objective, we took actions to exit our diesel retrofit business during the quarter and commenced a workforce reduction program aimed at reducing our headcount from 73 employees at the beginning of the third quarter to approximately 45 employees by year-end 2005. These initial headcount reductions are likely to be followed by some additional reductions in the first half of 2006 as we expect to continue our efforts to achieve a more streamlined organization. Furthermore, as we continue to downsize our operations, we intend to seek opportunities to consolidate facilities with the objective of further reducing our overhead.

In addition to these activities, we expect to continue evaluating our other research and development activities, product and service offerings, and associated market opportunities, and may consider alternatives such as exiting or selling certain businesses as well as exploring other strategic transactions that we believe could enhance shareholder value."

Business Updates

SCR Catalyst and Management Services

With respect to its SCR services business, Catalytica Energy Systems reported today progress in securing new business, expanding its customer base, and penetrating new alliance partners as a potential source for future customer orders. In addition to securing contracts with three new utility customers during the quarter, SCR-Tech entered into a development partnership with AEP and Southern Company to minimize sulfur dioxide (SO2) conversion in regenerated SCR catalyst. SCR-Tech expects to use the data collected throughout this program to further enhance its service offerings and expand its spectrum of cost-effective environmental compliance solutions to create additional value for its customers. SCR-Tech also continues to take steps to strengthen its sales and marketing activities with the objective of broadening its reach in the marketplace and positioning the business to more fully capitalize on the potential business opportunities in the developing market for SCR catalyst services.

Emissions Control Solutions for Diesel Engines

Catalytica Energy Systems reported today continued progress in the development of its XFP™ NOx reduction solution for new, over-the-road diesel engine applications. Test activities and demonstration projects are continuing with diesel industry companies who are evaluating our innovative fuel processing solution to meet the 2010 emissions mandates in the U.S. Concurrent with these ongoing test activities, the Company continues to make technical advances toward improving the operating range of NOx adsorber systems and demonstrating the ability of the XFP to meet commercial durability requirements. Over the next several months, we aim to further enhance the value proposition offered by our XFP by demonstrating its ability to improve both the durability and the economics associated with NOx adsorber systems from a total system cost and fuel efficiency perspective. We believe that further demonstrating the added value of our technology, combined with continued positive results from ongoing test activities, will better position us to achieve our objective of securing strategic partnerships for the joint development of our XFP solution for the OEM market.

Catalytica Energy Systems also continues to separately pursue application of its core diesel fuel processing technology to stationary diesel engines used in power generation. In this regard, the Company has identified and continues to pursue a variety of outside funding opportunities for continued technology development and field demonstration activities.

NOx Control Solutions for Gas Turbines - Xonon Cool Combustion®

During the third quarter, Catalytica Energy Systems announced its election to terminate its Xonon® Module Supply Agreement with Kawasaki effective upon its expiration in December 2005, having determined that there was no business or financial justification to continue the agreement under its current terms.

Furthermore, based upon current market conditions, Catalytica Energy Systems and GE are reevaluating their relationship, which may result in discontinuing further development of Xonon for the GE10. As previously stated, Catalytica Energy Systems remains committed to advancing Xonon Cool Combustion development and commercialization activities only to the extent funded by OEM partners on terms that are deemed financially acceptable. To date, the Company has not received indication of any such funding commitment.

In view of the termination of its Xonon Module Supply Agreement with Kawasaki, the potential for discontinuing further development of Xonon for the GE10, and an internal shift in product development priorities to market opportunities that the Company believes yield greater promise, Catalytica Energy Systems is exploring strategic alternatives for its Xonon Cool Combustion business for gas turbines.

Financial Outlook

Catalytica Energy Systems continues to expect full-year revenues for 2005 to be significantly less than its 2004 revenues of $5.6 million, as a result of limited orders in its SCR services business during the first several months of the year, combined with decreased availability of funding from government agencies and OEM partners relating to the Company's ongoing research and development programs. Catalytica Energy Systems also is maintaining its previous guidance for total cash consumption in fiscal 2005 to be in the range of $12.5 million to $14.0 million, including restructuring-related payments. This range excludes a net $725,000 SCR-Tech acquisition-related payment, which was due in the third quarter. As of the date of this release, Catalytica Energy Systems has withheld this payment pending an evaluation of certain matters in connection with its acquisition of SCR-Tech.

Catalytica Energy Systems will host a conference call and webcast today, Thursday, November 10, 2005, at 4:45 PM Eastern Time (1:45 PM Pacific Time) to discuss its financial results along with an update on the business and its outlook for the remainder of 2005. Interested parties are invited to listen to the call over the Internet by accessing the Company's website at www.CatalyticaEnergy.com. Webcast participants should allot extra time before the webcast begins to register, and, if necessary, download and install audio software. Alternatively, interested parties may access the call by dialing 1-800-638-5495 (1-617-614-3946 for international callers), using passcode 99040406. An archived version of the webcast will be available for replay on the Company's website beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days. A replay of the call will also be available via telephone through November 17, 2005. To access the replay, dial 1-888-286-8010 (1-617-801-6888 for international callers), using passcode 58395082.

Catalytica Energy Systems provides innovative products and services to meet the rapidly growing demand for emissions control solutions in the power generation and transportation industries. Through its SCR-Tech subsidiary (www.SCR-Tech.com), the Company offers a variety of services for coal-fired power plants using selective catalytic reduction (SCR) systems to reduce nitrogen oxides (NOx) emissions. These services include SCR catalyst management, cleaning and regeneration, as well as consulting services to help power plant operators optimize efficiency and reduce overall NOx compliance costs. Catalytica Energy Systems' other business activities include the design, development and manufacture of advanced products based on its proprietary catalyst and fuel processing technologies to offer cost-effective solutions for reducing NOx emissions from diesel engines and natural gas-fired turbines. The Company's Xonon® Diesel Fuel Processing technology is designed to facilitate significant NOx reduction from mobile, stationary, and off-road diesel engines by improving the performance of NOx adsorber catalyst systems. Catalytica Energy Systems' commercially available Xonon Cool Combustion® system offers a breakthrough pollution prevention approach for gas turbines to achieve ultra-low emissions power generation through a proprietary catalytic combustion process. Find Catalytica Energy Systems on the Worldwide Web at www.CatalyticaEnergy.com.

This news release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, and subject to the safe harbors created therein. These statements include, but are not limited to, those regarding the Company's beliefs and expectations concerning the Company's realization of prospective order opportunities and increased revenues associated with the Company's SCR services business, and the anticipated timing of such realization; the Company's belief that the Company will be well positioned to drive revenue growth from SCR services activities in 2006; the Company's belief that strategic restructuring initiatives offer the greatest return on investment; the Company's ability to continue balancing successful execution on long-term business goals with prudent capital management; its ongoing restructuring initiatives and its ability to achieve a more streamlined organization and a significant reduction in cash consumption by rationalizing its operations, reducing its workforce and prioritizing its R&D activities; the Company's plans to seek opportunities to consolidate facilities to further reduce its overhead; the amount of headcount reductions and associated timing of such reductions; the Company's expectations to continue to evaluate its other research and development activities, product and service offerings, and associated market opportunities; the potential for exiting or selling certain businesses as well as exploring other strategic transactions to enhance shareholder value; the Company's beliefs and expectations regarding the opportunities and potential growth prospects for SCR catalyst and management services; the Company's continuing test activities and demonstration projects with leading diesel industry companies evaluating its fuel processing solution to meet U.S. diesel emissions mandates; the Company's ability to further demonstrate the value proposition offered by its diesel fuel processing technology; the prospects and timing associated with securing strategic joint development partnerships within the diesel industry associated with the Company's diesel emissions control solutions; the potential for discontinuing development of Xonon for the GE10 gas turbine; the Company's plans to explore strategic alternatives for its Xonon Cool Combustion gas turbine business; the Company's financial projections with respect to revenues and cash usage; the timing and effect of withholding SCR-Tech acquisition-related payments and the outcome of any evaluation of certain matters in connection with its acquisition of SCR-Tech. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, among others; the risks associated with the Company's ability to achieve planned headcount reductions on a timely basis; the risks associated with the development, generally, of the Company's overall strategic objectives; the ability of the Company to meet and achieve the benefits of its cash consumption reduction goals; the risk that the Company's cash consumption reduction goals may impair its ability to develop products, remain competitive and operate effectively; possible fluctuations in economic conditions affecting the markets for the Company's products and services; the risk that a market may not develop or be maintained for the Company's products and services; that there may be unanticipated technical, commercial or other setbacks related to the Company's emissions reduction solutions for diesel engines that could result in termination of one or more of its product development efforts; that there may be unanticipated events that could impact the Company's ability to manage the SCR-Tech business; difficulties or delays in strengthening SCR-Tech's sales and marketing activities or in executing SCR-Tech's business strategy; changes in the environmental requirements relating to NOx emissions; that marketing, project development and installation timelines and regulatory review outcomes are uncertain; that the Company may be unable to maintain current or develop future strategic relationships for its products and services, including with OEMs, other strategic partners, and utility customers; that any decision on the part of an OEM or other strategic partner not to pursue development or commercialization of its products could negatively adversely impact our business or results of operations; and the other risks set forth in the Company's most recently filed Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances occurring after the date of this release.

Editor's Note: Xonon, Xonon Cool Combustion, and XFP are trademarks or registered trademarks of Catalytica Energy Systems, Inc., Gilbert, AZ, USA

CATALYTICA ENERGY SYSTEMS REPORTS
THIRD QUARTER FINANCIAL RESULTS

Catalytica Energy Systems, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

                                    Three Months Ended   Nine Months Ended
                                       September 30,       September 30,
                                      2005      2004      2005      2004
                                    --------  --------  --------  --------

Total Revenues                      $    868  $  1,942  $  2,928  $  4,028

Costs and expenses:
   Cost of revenues                    1,376     1,325     3,738     3,418
   Research and development            2,147     1,792     5,672     5,677
   Selling, general and
    administrative                     2,308     1,547     5,757     5,017
                                    --------  --------  --------  --------

Total costs and expenses               5,831     4,664    15,167    14,112
                                    --------  --------  --------  --------

   Operating loss                     (4,963)   (2,722)  (12,239)  (10,084)

Interest and other income, net           111        26       359       143
                                    --------  --------  --------  --------

   Net loss                         $ (4,852) $ (2,696) $(11,880) $ (9,941)
                                    ========  ========  ========  ========

Basic and diluted net loss per
 share                              $  (0.27) $  (0.15) $  (0.66) $  (0.56)
                                    ========  ========  ========  ========

Weighted average shares used in
 computing net loss per share         18,126    17,874    18,018    17,836
                                    ========  ========  ========  ========

CATALYTICA ENERGY SYSTEMS REPORTS
THIRD QUARTER FINANCIAL RESULTS

Catalytica Energy Systems, Inc.
Consolidated Balance Sheets
(in thousands)

                                                         Sept 30,   Dec 31,
                                                           2005      2004
                                                        --------   --------
                                                       (unaudited)
ASSETS:

  Cash, cash equivalents and short-term investments     $ 26,190   $ 35,592
  Accounts receivable, net                                 1,076      1,222
  Inventory                                                  611        474
  Other current assets                                       346        601
                                                        --------   --------
    Total current assets                                  28,223     37,889

  Property and equipment, net                              6,693      7,477
  Goodwill                                                 4,257      4,257
  Other intangible assets, net                             1,454      1,584
  Other assets                                               291        310
                                                        --------   --------
    Total assets                                        $ 40,918   $ 51,517
                                                        ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY:

  Accounts payable and accrued liabilities              $  3,712   $  2,776
  Current portion of long-term debt                        1,955        748
                                                        --------   --------
    Total current liabilities                              5,667      3,524

  Long-term debt and other long-term liabilities           4,618      5,654

  Stockholders' equity                                    30,633     42,339
                                                        --------   --------
    Total liabilities and stockholders' equity          $ 40,918   $ 51,517
                                                        ========   ========

CONTACT:
Megan Meloni
Investor Relations
(650) 940-6253